UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  December 6, 2005

HEMACARE CORPORATION

(Exact name of registrant as specified in its charter)

California	000-15223	95-3280412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21101 Oxnard Street, Woodland Hills, CA 91367

(Address of principal executive offices) (Zip Code)

(818) 226-1968

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Effective as of December 6, 2005, the Board of Directors (the “Board”) of HemaCare Corporation (the “Company”) amended the compensation for directors of the Company to provide compensation for (i) telephonic meetings of the Board and certain meetings of committees of the Board, (ii) quarterly retainer fee, and (iii) each day on which a director devotes time to the Company’s business at the request of the Board or any committee of the Board.  The amendments to the existing compensation package for directors of the Company is described below.  All previously existing elements of the Board’s compensation remain unchanged.

Each non-employee director will receive $300 for each telephonic meeting of the Board in which he participates.  Directors do not receive any compensation for meetings of committees of the Board in which they participate, whether in person or by telephone, except for the Chairman of the committee who will receive $300 for each telephonic meeting which is held on a day on which no meeting of the Board is held.

Each non-employee director will receive a quarterly retainer of $2,500.

Each non-employee director will receive $1,500 for each day on which he travels on behalf of the Company, conducting Company business, at the request of the Board or any committee of the Board.

The Board can change the compensation of directors at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2005	HEMACARE CORPORATION

	By	/s/ Robert S. Chilton
Robert S. Chilton,
Chief Financial Officer (Principal Financial
and Accounting Officer)